Exhibit A
JOINT FILING UNDERTAKING
The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: October 15, 2008

YORKTOWN AVENUE CAPITAL, LLC

/s/ Charles M. Gillman By: Charles M. Gillman, Manager

BOSTON AVENUE CAPITAL, LLC

/s/ Charles M. Gillman By: Charles M. Gillman, Manager

VALUE FUND ADVISORS, LLC

/s/ Charles M. Gillman By: Charles M. Gillman, Manager

/s/ Charles M. Gillman
Charles M. Gillman